EXHIBIT 99.1
CONSECO ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR 3.50%
CONVERTIBLE DEBENTURES DUE 2035
     CARMEL, Ind., November 13, 2009 — Conseco, Inc. (NYSE: CNO) announced today the final results of its tender offer for any and all of Conseco’s outstanding 3.50% Convertible Debentures due September 30, 2035 (CUSIP Nos. 208464BH9 and 208464BG1) (the “Existing Convertible Debentures”). In accordance with the terms and conditions of the tender offer, and based on the final tabulation by D.F. King & Co., Inc., the depositary for the tender offer, a total of $176,490,761 aggregate principal amount of Existing Convertible Debentures, representing approximately 60.2% of the outstanding Existing Convertible Debentures, were validly tendered and not withdrawn as of 12:00 midnight, New York City time (the “Expiration Time”), on November 12, 2009 (the “Expiration Date”).
     Conseco further announced that it accepts for purchase all such Existing Convertible Debentures that were validly tendered and not withdrawn as of the Expiration Time on the Expiration Date and expects to settle the tender offer today (the “Settlement Date”). Conseco will fund a substantial portion of the tender offer consideration with the net proceeds from the initial closing of Conseco’s previously announced private offering of its 7.0% Convertible Senior Debentures due 2016, and will fund the balance of the tender offer consideration with the proceeds from the closing of Conseco’s previously announced private placement of 16.4 million shares of common stock and warrants to purchase 5.0 million shares of common stock to certain investment funds managed by Paulson & Co. Inc. Holders who validly tendered (and did not withdraw) their Existing Convertible Debentures on or prior to the Expiration Time on the Expiration Date will receive an amount in cash equal to $1,000 for each

$1,000 principal amount of Existing Convertible Debentures tendered. In addition, such holders will receive accrued and unpaid interest to, but not including, the Settlement Date.
     After giving effect to the purchase of the tendered Existing Convertible Debentures, Conseco will have outstanding $116.5 million aggregate principal amount of Existing Convertible Debentures. Holders of Existing Convertible Debentures that remain outstanding after the settlement of the tender offer will continue to hold such Existing Convertible Debentures pursuant to the terms of the indenture governing the Existing Convertible Debentures, including the right to require Conseco to repurchase such outstanding Existing Convertible Debentures on September 30, 2010 (the “Repurchase Date”) at a price in cash equal to 100% of the principal amount of such Existing Convertible Debentures, plus any accrued and unpaid interest to, but not including, the Repurchase Date.
About Conseco
     Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.

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